Exhibit 99.1

VeriTeQ Appoints Former U.S. Ambassador Ned L. Siegel to its Board of Directors

Ambassador Siegel brings proven entrepreneurial and capital raising expertise to VeriTeQ and will expand the Company’s independence

DELRAY BEACH, FL – June 19, 2014 – VeriTeQ Corporation (“VeriTeQ” or “Company”) (OTC Markets: VTEQ), a provider of implantable medical device identification and radiation dose measurement technologies, announced today that it has appointed Ned L. Siegel, former U.S. Ambassador, to its Board of Directors, effective immediately. Ambassador Siegel will replace Michael Krawitz, the Company’s Chief Legal and Financial Officer, as a director. Mr. Krawitz is stepping down from the Board to focus on his responsibilities as an executive of the Company and to enable the Company to increase its Board independence. Ambassador Siegel is a successful entrepreneur who brings more than 30 years of business and government experience to VeriTeQ, and will assist the Company with its strategic development and financing needs.

“Ned’s business success speaks for itself and his reputation throughout commercial and government circles is second-to-none,” stated Scott R. Silverman, Chairman and CEO of VeriTeQ, stated. “I have known Ned for many years and VeriTeQ is honored to have him join our Board of Directors. We are confident that Ned’s broad relationships and expertise will contribute to VeriTeQ’s accomplishments and his strategic guidance will further enhance the Company’s corporate governance.”

In 1997, Ambassador Siegel founded The Siegel Group, Inc., an international business management advisory firm, specializing in real estate, energy, utilities, infrastructure, financial services, oil and gas, and cyber and security technologies, with its primary focus on the United States, Israel, the Caribbean and Latin America markets. The firm has an unprecedented track record of acquiring and developing successful master plan residential communities, corporate office developments, industrial parks, and retail centers.

After demonstrating his success in the private sector, Ambassador Siegel was appointed by Florida Governor Jeb Bush to serve as a Member of the Board of Directors of Enterprise Florida, Inc. (EFI), the state’s primary organization promoting statewide economic development through its public-private partnership. He served in this role for several years before being appointed by President George W. Bush to serve as a Member of the Board of Directors of the Overseas Private Investment Corporation (OPIC), a development agency of the U.S Government to help U.S. businesses invest overseas. OPIC’s mission is to foster economic development in new and emerging markets, complement the private sector in managing the risks associated with foreign direct investment, and support U.S Foreign Policy. Subsequently, Ambassador Siegel was again honored by President George W. Bush and appointed to serve with Ambassador John R. Bolton at the United Nations in New York as Senior Advisor to the U.S. Mission and Representative of the United States to the 61st Session of the United Nations General Assembly.

In October 2007, President George W. Bush once more sought out the service of Ambassador Siegel, appointing him to serve as the U.S. Ambassador to the Commonwealth of The Bahamas where Mr. Siegel served as the Chief of Mission and was responsible for all operations of the U.S. Embassy Nassau. His responsibilities included oversight and management of over 200 U.S. Department of State employees located in five separate locations throughout The Bahamas, representing seven different government agencies.

About VeriTeQ

VeriTeQ develops innovative, proprietary RFID technologies for implantable medical device identification, and dosimeter technologies for use in radiation therapy treatment. VeriTeQ offers the world's first FDA cleared RFID microchip technology that can be used to identify implantable medical devices, in vivo, on demand, at the point of care. VeriTeQ's dosimeters provide patient safety mechanisms while measuring and recording the dose of radiation delivered to a patient in real time. For more information on VeriTeQ, please visit www.veriteqcorp.com.

Statements in this press release about our future expectations, including, without limitation, the likelihood that Ambassador Siegel will assist the Company with its strategic development and financing needs; the likelihood that Ambassador Siegel will contribute to VeriTeQ’s accomplishments and his strategic guidance will further enhance the Company’s corporate governance; constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and our actual results could differ materially from expected results. These risks and uncertainties include, without limitation, VeriTeQ’s ability to raise capital, as well as other risks. Additional information about these and other factors may be described in VeriTeQ’s Form 10-K, filed on April 15, 2014, and Forms 10-Q, filed on May 14, 2014, November 14, 2013, and August 9, 2013, and future filings with the Securities and Exchange Commission The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

VeriTeQ

Allison Tomek, 561-846-7003

atomek@veriteqcorp.com

Brendan Hopkins

RedChip Companies

1-800-RED-CHIP (733-2447) Ext 134

Brendan@redchip.com